UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                          National Research Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   637372 10 3
           -----------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
           -----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]   Rule 13d-1(b)

         [ ]   Rule 13d-1(c)

         [X]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                               Page 1 of 5 Pages

------------------------
CUSIP No.   637372 10 3
          -------------
------------------------

================================================================================
    1      NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Michael D. Hays

================================================================================
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  |_|
           (SEE INSTRUCTIONS)                                        (b)  |_|

================================================================================
    3      SEC USE ONLY

================================================================================
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

================================================================================
                       5     SOLE VOTING POWER

     NUMBER OF               4,866,282

      SHARES       =============================================================
                       6     SHARED VOTING POWER
    BENEFICIALLY
                             -0-
      OWNED BY
                   =============================================================
        EACH           7     SOLE DISPOSITIVE POWER

     REPORTING               4,866,282

       PERSON      =============================================================
                       8     SHARED DISPOSITIVE POWER
        WITH
                             -0-

================================================================================
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 4,866,282

================================================================================
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                          |_|

================================================================================
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 69.5%

================================================================================
   12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN

================================================================================


                               Page 2 of 5 Pages

------------------------
CUSIP No.   637372 10 3
          -------------
------------------------


Item 1(a).    Name of Issuer:
---------     --------------

              National Research Corporation


Item 1(b).    Address of Issuer's Principal Executive Offices:
---------     -----------------------------------------------

              1033 "O" Street
              Lincoln, Nebraska 68508


Item 2(a).    Name of Person Filing:
---------     ---------------------

              Michael D. Hays


Item 2(b).    Address of Principal Business Office or, if none, Residence:
---------     -----------------------------------------------------------

              1033 "O" Street
              Lincoln, Nebraska 68508


Item 2(c).    Citizenship:
---------     -----------

              United States


Item 2(d).    Title of Class of Securities:
---------     ----------------------------

              Common Stock, $.001 par value


Item 2(e).    CUSIP Number:
---------     ------------

              637372 10 3


Item  3.      If this statement is filed pursuant to Rules 13d-1(b), or
-------        ---------------------------------------------------------
              13d-2(b) or (c), check whether the person filing is a:
              -----------------------------------------------------

              Not Applicable


Item 4.       Ownership (as of December 31, 1999).
------        ----------------------------------

              (a) Amount Beneficially Owned: 4,866,282 shares.

              (b) Percent of Class: 69.5%


                               Page 3 of 5 Pages

------------------------
CUSIP No.   637372 10 3
          -------------
------------------------

              (c)  Number of shares as to which such person has:

                   (i)   sole power to vote or to direct the vote

                         4,866,282 shares

                   (ii)  shared power to vote or to direct the vote

                         - 0 -

                   (iii) sole power to dispose or to direct the disposition of

                         4,866,282 shares

                   (iv)  shared power to dispose or to direct the disposition of

                         - 0 -


Item 5.       Ownership of Five Percent or Less of a Class.
------        --------------------------------------------

              Not Applicable


Item 6.       Ownership of More than Five Percent on Behalf of Another Person.
------        ---------------------------------------------------------------

              Not Applicable


Item 7.       Identification and Classification of the Subsidiary Which Acquired
------        ------------------------------------------------------------------
              the Security Being Reported on By the Parent Holding Company.
              ------------------------------------------------------------

              Not Applicable


Item 8.       Identification and Classification of Members of the Group.
------        ---------------------------------------------------------

              Not Applicable


Item 9.       Notice of Dissolution of Group.
------        ------------------------------

              Not Applicable


Item 10.      Certification.
-------       -------------

              Not Applicable


                               Page 4 of 5 Pages

------------------------
CUSIP No.   637372 10 3
          -------------
------------------------


                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



2/1/00
------------------------------------------
Date


/s/ Michael D. Hays
------------------------------------------
Signature


Michael D. Hays
------------------------------------------
Name



                               Page 5 of 5 Pages